As filed with the Securities and Exchange Commission on October 3, 2005

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION
12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

TELEWEST GLOBAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	59-3778247
(State of Incorporation)	(I.R.S. Employer Identification No.)

160 Great Portland Street	W1W 5QA
London, United Kingdom	(Zip Code)
(Address of principal executive offices)

If this form relates to the registration of a class of
securities pursuant to Section 12(b) of the Exchange
Act and is effective pursuant to General Instruction
A.(c), please check the following box.  ☐

If this form relates to the registration of a class
of securities pursuant to Section 12(g) of the Exchange
Act and is effective pursuant to General Instruction
A.(d), please check the following box. ☒

Securities Act registration statement file number to which this relates:	(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.01 par value (1)

(Title of Class)

(1) This amendment relates to the common stock, par value $0.01 per share, of the registrant and associated rights to purchase the registrant’s Series A junior participating preferred stock, par value $0.01 per share.

This Form 8-A/A amends and supplements the Form 8-A filed by Tiger, Inc., a Delaware Corporation (the “Company”), with the Securities and Exchange Commission on August 3, 2004 (“Original Form 8-A”), with respect to securities described under the caption “Description of New Tiger Capital Stock” in the registrant’s prospectus on Form S-4, filed with the Securities Exchange Commission on April 28, 2004, as amended (“Form S-4”).  Capitalized terms used without definition herein shall have the meaning set forth in the Rights Agreement, dated March 25, 2004, incorporated by reference in the Original Form 8-A from Form S-4 (the “Rights Agreement”).

Item 1.  Description of Registrant’s Securities to be Registered.

Item 1 of Original Form 8-A is amended and supplemented by adding the following:

In connection with the expected execution of the Agreement and Plan of Merger, dated October     , 2005 (the “Merger Agreement”), by and among the Company, Neptune Incorporated, a Delaware corporation (“Neptune”), and Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Neptune (“Merger Sub”), the Company and The Bank of New York, as Rights Agent, entered into Amendment No. 1 to the Rights Agreement, dated as of October     , 2005 (the “Amendment”).  The amendment provides that Neptune, Merger Sub,  and their Affiliates are exempt from the definition of “Acquiring Person” contained in the Rights Agreement and that no “Shares Acquisition Date” or “Distribution Date” will occur as a result of the approval, execution, delivery or performance of the Merger Agreement, the consummation of the merger as contemplated by the Merger Agreement, the consummation of any other transactions contemplated in the Merger Agreement, or the public announcement of any of the foregoing. The amendment also provides that the Rights Agreement will terminate upon the earlier of (x) the close of business on March 2, 2014, or (y) immediately prior to the Effective Time (as defined in the Merger Agreement).

The Amendment is attached hereto as an exhibit and is hereby incorporated by reference.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2:  Exhibits.

Exhibit No.	Description

10.2	Amendment No. 1 to the Amended and Restated Rights Plan, dated as of October , 2005, between Tiger, Inc. and The Bank of New York.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TELEWEST GLOBAL, INC.

Date: October 2, 2005	By:	/s/ Stephen Cook
	Name:	Stephen Cook
	Title:	General Counsel and Group Strategy Director

EXHIBIT INDEX

Exhibit	Description
10.2	Amendment No. 1 to the Amended and Restated Rights Plan, dated as of October 2, 2005, between Tiger, Inc. and The Bank of New York.